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                                                                      Exhibit 18
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October 4, 2000



Mr. Terry Moore
Chief Financial Officer
Drug Emporium, Inc.
Powell, Ohio

Dear Sir:

Note 2 of the Notes to Consolidated Financial Statements of Drug Emporium, Inc. and Subsidiaries included in its Quarterly Report on Form 10-Q for the quarter ended August 26, 2000 describes a change in policy for accounting for inventory from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method.

There are no authoritative criteria for determining a "preferable" method of costing inventories based on particular circumstances; however, we conclude that the change in the method of accounting for inventories from LIFO to FIFO is an acceptable alternative method which, based on your business judgment to make these changes for the reasons cited in Note 2, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to February 26, 2000, and therefore we do not express any opinion on any financial statements of Drug Emporium, Inc. subsequent to that date.

                                            Very truly yours,

                                            /s/ Ernst & Young LLP